EXHIBIT 99.1

Hi-Tech Pharmacal Reports Financial Results for the Fourth Fiscal Quarter and Year Ended April 30, 2007

AMITYVILLE, N.Y. - July 11, 2007 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and fiscal year ended April 30, 2007.

Fourth Quarter Results
For the three months ended April 30, 2007, the Company reported net sales of $13.3 million, a decrease of 27% from $18.1 million for the same period last year.

During the quarter ended April 30, 2007, net sales of generic pharmaceutical products were $11.2 million, a decrease of 19% compared to $13.8 million for the same fiscal 2006 period. The decrease was primarily due to pricing declines.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, decreased 24% to $1.9 million for the three months ended April 30, 2007 compared to $2.5 million for the same fiscal period the prior year. Sales for the quarter were down in the Zostrix(R) line.

The Company reported a quarterly net loss of $2.2 million compared to net income of $2.1 million the previous year.

Fiscal Year Results
For the year ended April 30, 2007, the Company reported net sales of $58.9 million, a decrease of 25% from net sales of $78.0 million for the year ended April 30, 2006. Urea based products incurred the most significant declines in both price and unit volume. Overall unit volume for the Company was down by 3%.

Generic pharmaceutical product sales were $45.7 million compared to $64.6 million for the years ended April 30, 2007 and 2006, respectively, a decrease of 29%. The decrease was primarily due to pricing decreases on certain in-line products and lower unit sales of sulfamethoxazole with trimethoprim which faced competition from two new competitors.

The Health Care Products division had net sales of $10.8 million and $9.8 million for the years ended April 30, 2007 and 2006, respectively, an increase of 11%. The increase is primarily the result of increased sales of Diabetic Tussin(R) due to product line extensions and increased sales of Zostrix(R).

The Company markets two prescription products, Naprelan(R) which was divested in April, 2007 and Tanafed DMX(R). Sales of these products totaled $2.4 million in fiscal 2007, down from $3.7 million in fiscal 2006 due to lower sales of both products.

Cost of sales as a percentage of sales increased to 61% for the twelve months ending April 30, 2007 from 46% for the prior period due to pricing declines and the implementation of FAS 123(R) which resulted in $0.6 million in costs associated with stock options. Additionally, the Company increased its inventory reserves for certain short-dated products and its returns reserves related to Tanafed DMX(R), increasing cost of sales as a percentage of sales for the period.

Selling, general and administrative (SG&A) expenses increased to $23.9 million in Fiscal 2007 from $23.2 million in Fiscal 2006. Fiscal 2007 includes expense related to stock options of $2.0 million.

Research & Development expenses increased to $4.7 million in fiscal 2007, from $3.3 million for fiscal 2006, due to increased spending on external development projects and increased salary expense related to stock options of $0.2 million.

The Company reported a net loss of $2.0 million or $.17 per share for the year ended April 30, 2007 compared to net income of $11.5 million or $0.85 per fully diluted share for the year ended April 30, 2006.

David Seltzer, President and CEO, commented: “Fiscal 2007 was challenging as we faced generic pricing pressure and increased competition. In addition we were delayed in launching several products.

Hi-Tech’s future success will be based on a strong internal R&D pipeline of high-barrier generics, an aggressive approach to in-licensing generic development opportunities, an efficient manufacturing operation, and a consistent flow of unique OTC branded products. We believe that we have the management team and resources in place to effectively implement this strategy.”

Hi-Tech currently has thirteen products awaiting approval at the FDA, targeting brand and generic sales of over $1.5 billion. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management is not issuing formal guidance, but believes that it will launch five products including two to three ANDAs this fiscal year.

On July 10, 2007, the Company restated its Balance Sheet for the quarter ended January 31, 2007. The Company had originally valued its investment in Neuro-Hitech as if it were an affiliate. However, during the Company’s fiscal third quarter, Neuro-Hitech issued shares lowering Hi-Tech Pharmacal’s investment below the 10% threshold for being an affiliate. Therefore, the Company now values the securities at their full market value. The result is an increase in assets of $6.2 million.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a results of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Twelve Months		Three Months

	4/30/2007	4/30/2006	4/30/2007	4/30/2006
Net sales	$58,898,000	$78,020,000	$13,334,000	$18,077,000
Cost of goods sold	35,704,000	35,833,000	9,946,000	9,245,000

Gross profit	23,194,000	42,187,000	3,388,000	8,832,000

Selling, general, administrative expenses	23,914,000	23,210,000	5,949,000	5,858,000
Research & product development costs	4,733,000	3,334,000	1,293,000	1,070,000
Contract research (income)	(123,000)	(27,000)	(75,000)	-
Interest expense	18,000	12,000	5,000	1,000
Interest (income) and other	(1,314,000)	(1,937,000)	(48,000)	(826,000)
Total	27,228,000	24,592,000	7,124,000	6,103,000

Income before income taxes	(4,034,000)	17,595,000	(3,736,000)	2,729,000
Provision for income taxes	(1,998,000)	6,142,000	(1,524,000)	644,000

Net income	$(2,036,000)	$11,453,000	$(2,212,000)	$2,085,000

Basic net earnings per common share	(.17)	.96	(.19)	.17

Diluted net earnings per common share	(.17)	.85	(.19)	.15

Weighted average common shares outstanding- basic	11,884,000	11,939,000	11,478,000	12,162,000

Effect of potential common shares	-	1,465,000	-	1,444,000

Weighted average common shares outstanding - diluted	11,884,000	13,404,000	11,478,000	13,606,000

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